POWER OF ATTORNEY

I appoint Cheryl Bethune, Benjamin A. Backberg and Christopher A. Rauschl, together and separately, to be my attorneys-in-fact. This means they may, in my place:

•	sign Securities and Exchange Commission Forms 3, 4 and 5, and all amendments to these forms, reporting transactions in General Mills’ securities;
•	file these forms and amendments with the SEC;
•	perform the acts that need to be done concerning these filings (including, without limitations, completing, executing, and submitting Securities and Exchange Commission Form ID); and
•	name others to take their place.

I am responsible for everything my attorneys-in-fact do when acting lawfully within the scope of this Power of Attorney.

The attorneys-in-fact, in acting at my request, are not assuming any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. General Mills is not assuming my Section 16 responsibilities either.

This Power of Attorney remains in effect until:

•	I am no longer required to file Forms 3, 4 and 5 for General Mills’ securities; or
•	I revoke it, in writing, and deliver the revocation to my attorneys-in-fact.

I hereby revoke all previous Powers of Attorney that have been granted by me in connection with my reporting obligations under Section 16 of the Securities Exchange Act of 1934 with respect to my holdings of and transactions in securities issued by General Mills.

Ricardo Fernandez

Dated:	December 19, 2023